Exhibit 99.1

Eiger BioPharmaceuticals Reports Third Quarter 2017 Financial Results

•	Clinical Results Planned in Each of Four Orphan Disease Programs by 4Q 2018

•	Cash Runway Extends Through Mid-2019

PALO ALTO, Calif., November 9, 2017 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three months and nine months ended September 30, 2017 and provided a business update.

“Eiger is well positioned to deliver regulatory and clinical results across a robust pipeline of four orphan disease programs in the coming year,” said David Cory, President and CEO of Eiger. “Most recently, we reported positive Phase 2 interim 24-week data at AASLD 2017 with pegylated interferon lambda (Lambda) in hepatitis delta virus (HDV) infected patients. In addition to lonafarnib, our lead program in HDV, we now have two complementary anti-HDV agents in the pipeline, to develop alone or in combination for the future treatment of HDV. We look forward to discussions with regulatory agencies toward developing the first approved treatment for HDV. We are equally excited to complete dosing in our Phase 2 LIBERTY study with ubenimex in pulmonary arterial hypertension (PAH) and to report topline results early in 2018. Additional Phase 2 results in post-bariatric hypoglycemia (PBH) as well as Phase 2 results in primary and secondary lymphedema are planned for second half of 2018.”

Key Achievements to Date in 2017

Hepatitis D Virus (HDV) Program

Lonafarnib in HDV

•	Positive Phase 2 LOWR HDV (LOnafarnib With Ritonavir in HDV) program presentations at The International Liver Congress™ (EASL); N=58

Lambda in HDV

•	Positive Phase 2 interim 24-week data from LIMT HDV (Lambda Interferon Monotherapy Trial in HDV) international study reported at American Association for the Study of Liver Diseases (AASLD) meeting; N=33

•	Orphan drug designation granted by FDA

•	Fast Track designation granted by FDA

Exendin 9-39 in PBH

•	Positive Phase 2 MAD data presented at American Diabetes Association (ADA) meeting in June with both lyophilized and new proprietary liquid formulations; N=20

•	Phase 1 PK Study successfully completed with novel liquid formulation; N=48

Ubenimex in PAH

•	Phase 2 LIBERTY study enrollment completed; N=61

Ubenimex in Lymphedema

•	Phase 2 ULTRA international study enrolling

Corporate Activity

•	David Apelian, MD, PhD, pharma industry veteran, appointed to Board

•	Evan Loh, MD, pharma industry veteran, appointed to Board

•	Financing completed in October 2017; expanded investor base and raised $19.5 million in net proceeds, extending cash runway into mid-2019

Anticipated 4Q 2017—2018 Milestones

•	Ubenimex in Lymphedema: Phase 2 ULTRA enrollment complete in 4Q 2017

•	Lonafarnib and Lambda HDV: Agency meeting in 4Q 2017 or 1Q 2018

•	Exendin 9-39 in PBH: Phase 2 PREVENT (28-day) study initiation in 4Q 2017

•	Ubenimex in PAH: Phase 2 LIBERTY data in 1Q 2018

•	Exendin 9-39 in PBH: Phase 2 PREVENT study completion 2H 2018

•	Ubenimex in Lymphedema: Phase 2 ULTRA study completion 2H 2018

Third Quarter 2017 Financial Results

Net loss for the third quarter of 2017 was $9.2 million, or $1.10 per share basic and diluted, compared to a net loss of $11.4 million, or $1.49 per share basic and diluted for the third quarter of 2016. Net losses were $31.6 million and $34.3 million for the nine months ended September 30, 2017 and 2016, respectively, or $3.77 and $6.58 per share basic and diluted, respectively.

Research and development expenses for the third quarter of 2017 were $6.1 million compared to $8.1 million for the third quarter of 2016, a decrease of $2.0 million. The decrease was primarily due to a $2.6 million reduction in clinical and drug supply expenditures due to decreased program activity. The decrease was partially offset by a $0.3 million increase in compensation and personnel related expenses and $0.2 million in milestone payments to two Stanford University inventors. R&D expenses were $21.7 million and $23.6 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.

General and administrative expenses for the third quarter of 2017 were $2.7 million compared to $3.3 million for the third quarter of 2016, a decrease of $0.6 million. The decrease was primarily due to a $0.4 million decrease in stock-based compensation expense due to changes in headcount, a $0.2 million decrease in legal, consulting, advisory and accounting services due to the incremental expenses incurred as a result of the Merger in the first quarter 2016. G&A expenses for the nine months ended September 30, 2017 and September 30, 2016 were $9.2 million and $9.6 million, respectively.

As of September 30, 2017, Eiger had cash, cash equivalents and short-term marketable securities of $32.3 million, compared to $59.9 million at December 31, 2016.

On October 31, 2017, Eiger announced the closing of its underwritten public offering of 2,132,961 shares of its common stock that included the exercise in full of the underwriter’s option to purchase up to 278,212 shares, at a price of $10.00 per share. The offering was made under Eiger’s effective shelf registration statement and resulted in net proceeds to the company of approximately $19.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. The company estimates that with these additional proceeds, its cash runway now extends into mid-2019.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward- looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, our ability to timely and successfully achieve, all or any of the anticipated 2017 and 2018 milestones, whether or not pegylated interferon lambda or lonafarnib or ubenimex or exendin 9-39 may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations and drug development portfolio, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and number and completion of Phase 2 trials and whether the products can be successfully developed or commercialized. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-Q for the three month period ended September 30, 2017 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE: Eiger BioPharmaceuticals, Inc.

Investors:

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Eiger BioPharmaceuticals Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$6,145	$8,072	$21,740	$23,637
General and administrative	2,727	3,264	9,195	9,574

Total operating expenses	8,872	11,336	30,935	33,211

Loss from operations	(8,872)	(11,336)	(30,935)	(33,211)
Interest expense	(388)	—	(1,129)	(685)
Interest income	98	—	321	—
Other expense, net	(8)	(34)	188	(423)

Net loss	$(9,170)	$(11,370)	$(31,555)	$(34,319)

Net loss per common share:
Basic and diluted	$(1.10)	$(1.49)	$(3.77)	$(6.58)

Shares used to compute net loss per common share:
Basic and diluted	8,372,934	7,622,963	8,366,880	5,218,099

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Balance Sheet Data:
Cash, cash equivalents and investments	$32,342	$59,936
Working capital	27,392	55,229
Total assets	33,281	60,736
Total stockholders' equity	12,555	40,721